First Amended AND RESTATED ARTICLES OF INCORPORATION

OF

solaris power cells, inc.

The Articles of Incorporation of SOLARIS POWER CELLS, INC., formerly known as Rolling Technologies, Inc. (the “Corporation”) was filed in the Office of the Secretary of State of the State of Nevada, 202 North Carson Street, Carson City, Nevada 89701, on July 27, 2007, as Document Number 20070512294-52 and entity no. E0530162007-0, was amended pursuant to a Certificate of Change on August 12, 2013 as Document Number 20130522919-54.

On May *, 2016, the Board of Directors of the Corporation have unanimously adopted a resolution proposing and declaring advisable that the Articles of Incorporation be amended and restated in its entirety pursuant to Section 78.403 of the Nevada Revised Statutes of the State of Nevada (the “NRS”) and have duly adopted this First Amended and Restated Articles of Incorporation.

On May *, 2016, the holder of all 1,000,000 shares of the issued and outstanding shares of Series A redeemable voting preferred stock of the Corporation (the “Series A Preferred Stock”), representing a majority of the voting capital stock of the Corporation, by unanimous written consent, approved and consented to the adoption of this First Amended and Restated Articles of Incorporation, including the reverse splits of the authorized and issued and outstanding shares of common stock, par value $0.001 per share, of the Corporation

The text of the Articles of Incorporation, as amended and restated herein, shall read as follows:

First: The name of the Corporation is “Solaris Power Cells, Inc.”

Second: The address of the Corporation’s registered office in the State of Nevada is 50 West Liberty Street, Suite 880, in the city of Reno, Nevada 89501. The name of its registered agent at such address is The Nevada Agency and Transfer Company.

Third: The nature or purpose of the business to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the NRS.

Fourth: The total number of shares of stock which the Corporation shall have authority to issue is Two Hundred and Seventeen Million (217,000,000) shares, each having a par value of $0.001 per share, consisting of:

(i) Two Hundred and Seven Million (207,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”);

(ii) Ten Million (10,000,000) shares of Serial Preferred Stock, par value $0.001 per share (the “Preferred Stock”), to be designated at a future date.

A statement of the powers, designations, preferences, and relative participating, optional or other special rights and the qualifications, limitations and restrictions of the Common Stock and the Preferred Stock is as follows:

1. Common Stock.

(a) Dividends. Subject to the express terms of any outstanding series of Preferred Stock, dividends may be paid in cash or otherwise with respect to the Common Stock out of the assets of the Corporation legally available therefor, upon the terms, and subject to the limitations, as the Board of Directors of the Corporation (the “Board of Directors”) may determine. Except for the voting rights referred to below, all shares of Common Stock of the Corporation shall be of equal rank and shall be identical in all respects.

(b) Liquidation Rights. Subject to the express terms of any outstanding Preferred Stock, in the event of a Liquidation of the Corporation, the holders of Common Stock shall be entitled to share in the distribution of any remaining assets available for distribution to the holders of Common Stock ratably in proportion to the total number of shares of Common Stock then issued and outstanding.

(c) Voting Rights. The holders of Common Stock shall be entitled to one vote per share in voting or consenting to the election of directors and for all other corporate purposes to the extent authorized by this Articles of Incorporation or the NRS.

2. Reverse Stock Splits.

(a) The holders of a majority of the shares of voting capital stock of the Corporation issued and outstanding as at the date of this Amended and Restated Articles of Incorporation and the Board of Directors of the Corporation have authorized the following: (i) a one-for-10 reverse split of the authorized capital stock of the Corporation to reduce the number of authorized shares of capital stock of the Corporation from 2,170,000,000 shares of capital stock to 217,000,000 authorized shares of capital stock, and (ii) a one-for-100 reverse split of the issued and outstanding shares of Common Stock of the Corporation to combine the outstanding shares of Common Stock into a lesser number of shares of Common Stock of the Corporation (collectively, the “Reverse Stock Splits”). There shall be no change in the 10,000,000 shares of preferred stock authorized by the Articles of Incorporation or in the 1,000,000 issued and outstanding shares of Series A Preferred Stock.

(b) As a result of such Reverse Stock Splits, on the “Effective Date” hereinafter defined (i) the 2,170,000,000 authorized shares of capital stock of the Corporation shall be reduced to 217,000,000 shares of authorized capital stock of the Corporation, whereby each ten (10) full shares of authorized capital stock of the Corporation shall become one (1) authorized share of authorized capital stock of the Corporation, and (ii) each one hundred (100) full shares of issued and outstanding Common Stock as at the effective date of the Reverse Stock Splits shall become one (1) share of Common Stock. All shares of Common Stock reserved for issuance upon the conversion of any convertible securities or upon the exercise of any options or warrants issued by the Corporation and outstanding as at the effective date of the Reverse Stock Splits shall similarly be reduced to one full share of Common Stock for each one hundred (100) shares of Common Stock reserved for issuance.

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(c) The Reverse Stock Splits shall become effective at 5:00 p.m. Eastern time on a date which shall be two (2) Business Days following the last to occur of (a) the latest date that a corporate action may be taken following the mailing of a Form 14C Information Statement to the stockholders of the Corporation, and (b) the approval by the Financial Industry Regulatory Authority (the “Effective Date”).

3. The Reverse Stock Splits affects and is reflected in the authorized capital stock of the Corporation as set forth in ARTICLE FOURTH of this First Amended and Restated Articles of Incorporation.

4. Serial Preferred Stock. Subject to approval by holders of shares of any class or series of Preferred Stock to the extent such approval is required by its terms, the Board of Directors is hereby expressly authorized, subject to limitations prescribed by law, by resolution or resolutions and by filing a certificate pursuant to the applicable law of the State of Nevada, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a) The number of shares constituting that series and the distinctive designation of that series;

(b) The rate of dividend, and whether (and if so, on what terms and conditions) dividends shall be cumulative (and if so, whether unpaid dividends shall compound or accrue) or shall be payable in preference or in any other relation to the dividends payable on any other class or classes of stock or any other series of the Preferred Stock;

(c) Whether that series shall have voting rights in addition to the voting rights provided by law and, if so, the terms and extent of such voting rights;

(d) Whether the shares must or may be redeemed and, if so, the terms and conditions of such redemption (including, without limitation, the dates upon or after which they must or may be redeemed and the price or prices at which they must or may be redeemed, which price or prices may be different in different circumstances or at different redemption dates);

(e) Whether the shares shall be issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange (including without limitation the price or prices or the rate or rates of conversion or exchange or any terms for adjustment thereof);

(f) The amounts, if any, payable under the shares thereof in the event of the Liquidation of the Corporation in preference of shares of any other class or series and whether the shares shall be entitled to participate generally in distributions in the Common Stock under such circumstances;

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(g) Sinking fund provisions, if any, for the redemption or purchase of the shares (the term “sinking fund” being understood to include any similar fund, however designated); and

(h) Any other relative rights, preferences, limitations and powers of that series.

As at the date of this First Amended and Restated Articles of Incorporation, an aggregate of 1,000,000 shares of Series A redeemable voting preferred stock have been authorized for issuance and issued by the Corporation.

FIFTH: At all meetings of stockholders, each stockholder shall be entitled to vote, in person or by proxy, the shares of voting stock of the Corporation owned by such stockholders of record on the record date for the meeting. When a quorum is present or represented at any meeting, the vote of the holders of a majority in interest of the stockholders present in person or by proxy at such meeting and entitled to vote thereon shall decide any question, matter or proposal brought before such meeting unless the question is one upon which, by express provision of law, this Articles of Incorporation or the By-laws, a different vote is required, in which case such express provision shall govern and control the decision of such question.

SIXTH:

1. Number of Directors. The number of directors of the Corporation shall be fixed from time to time by the vote of a majority of the entire Board of Directors, but such number shall in no case be less than one (1) director and not more than ten (10) directors. Any such determination made by the Board of Directors shall continue in effect unless and until changed by the Board of Directors, but no such changes shall affect the term of any directors then in office.

2. Term of Office; Quorum; Vacancies. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Subject to the By-laws, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business. Any vacancies and newly created directorships resulting from an increase in the number of directors shall be filled by a majority of the Board of Directors then in office even though less than a quorum and shall hold office until his successor is elected and qualified or until his earlier death, resignation, retirement, disqualification or removal from office.

3. Removal. Subject to the By-laws, any director may be removed upon the affirmative vote of the holders of a majority of the votes which could be cast by the holders of all outstanding shares of Common Stock entitled to vote for the election of directors, voting together as a class, given at a duly called annual or special meeting of stockholders.

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SEVENTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2) The directors shall have the power, subject to the terms and conditions of the By-laws, to make, adopt, alter, amend, change, add to or repeal the By-laws.

(3) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the NRS, this Articles of Incorporation, and any By-laws adopted by the stockholders; provided, however, that no By-laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-laws had not been adopted.

EIGHTH:

1. Stockholder Meetings; Keeping of Books and Records. Meetings of stockholders may be held within or outside the State of Nevada as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the NRS) outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

2. Special Stockholders Meetings. Special meetings of the Stockholders, for any purpose or purposes, unless otherwise prescribed by law, may be called by the President or the Chairman of the Board, if one is elected, and shall be called by the Secretary at the direction of a majority of the Board of Directors, or at the request in writing of Stockholders owning a majority in amount of the Common Stock of the Corporation issued and outstanding and entitled to vote.

3. No Written Ballot. Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

NINTH:

1. Limits on Director Liability. Directors of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director; provided that nothing contained in this Article NINTH shall eliminate or limit the liability of a director (i) for any breach of a director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, or as otherwise expressly provided in the NRS, or (iii) for any transaction from which a director derived an improper personal benefit. If the NRS is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then by virtue of this Article NINTH the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended.

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2. Indemnification.

(a) The Corporation shall indemnify, in accordance with the By-laws of the Corporation and to the fullest extent permitted from time to time by the NRS or any other applicable laws as presently or hereafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation, by reason of his acting as a director or officer of the Corporation or any of its subsidiaries (and the Corporation, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he is or was an employee or agent of the Corporation or any of its subsidiaries or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation) against any liability or expense actually and reasonably incurred by such person in respect thereof; provided, however, the Corporation shall be required to indemnify an officer or director in connection with an action, suit or proceeding (or part thereof) initiated by such person only if (i) such action, suit or proceeding (or part thereof) was authorized by the Board of Directors and (ii) the indemnification does not relate to any liability arising under Section 16(b) of the Exchange Act, as amended, or any rules or regulations promulgated thereunder. Such indemnification is not exclusive of any other right to indemnification provided by law or otherwise. The right to indemnification conferred by this paragraph 2(a) shall be deemed to be a contract between the Corporation and each person referred to herein.

(b) If a claim under paragraph 2(a) is not paid in full by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where any undertaking required by the By-laws of the Corporation has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the NRS and paragraph 2(a) for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the NRS, nor an actual determination by the Corporation (including its Board of Directors, legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) Indemnification shall include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Article NINTH, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

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3. Insurance. The Corporation shall have the power (but not the obligation) to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this ARTICLE NINTH or the NRS.

4. Other Rights. The rights and authority conferred in this ARTICLE NINTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire under any statute, provision of the Articles of Incorporation, By-laws, agreement, contract, vote of stockholders or disinterested directors or otherwise.

5. Additional Indemnification. The Corporation may, by action of its Board of Directors, provide indemnification to such of the directors, officers, employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the NRS.

6. Effect of Amendments. Neither the amendment, change, alteration nor repeal of this ARTICLE NINTH, nor the adoption of any provision of this Articles of Incorporation or the By-laws of the Corporation, nor, to the fullest extent permitted by NRS, any modification of law, shall eliminate or reduce the effect of this ARTICLE NINTH or the rights or any protection afforded under this ARTICLE NINTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

TENTH:

7. Corporate Opportunity. In recognition of the fact that the Corporation and its directors, officers and stockholders, acting in their capacities as such, currently engage in, and may in the future engage in, the same or similar activities or lines of business and have an interest in the same areas and types of corporate opportunities, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with such persons, the provisions of this ARTICLE TENTH are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve such directors, officers and employees, acting in their capacities as such. Accordingly, to the fullest extent permitted by applicable law, no director, officer or stockholder of the Corporation, in such capacity, shall have any obligation to the Corporation to refrain from competing with the Corporation, making investments in competing businesses or otherwise engaging in any commercial activity that competes with the Corporation. To the fullest extent permitted by applicable law, the Corporation shall not have any right, interest or expectancy with respect to any such particular investments or activities undertaken by any of its directors, officers or stockholders, such investments or activities shall not be deemed wrongful or improper, and no such director, officer or stockholder shall be obligated to communicate, offer or present any potential transaction, matter or opportunity to the Corporation even if such potential transaction, matter or opportunity is of a character that, if presented to the Corporation, could be taken by the Corporation, so long as such transaction, matter or opportunity did not arise solely and expressly by virtue of the director being a member of the Board of Directors or an officer or an employee of the Corporation (a “Restricted Opportunity”). In the event that any director, officer or stockholder, acting in his capacity as such, acquires knowledge of a potential transaction, matter or opportunity which may be a corporate opportunity for the Corporation, but is not a Restricted Opportunity, such director, officer or stockholders, acting in their capacities as such, shall have no duty to communicate or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that such director, officer or stockholder, acting in his capacity as such, pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation, and the Corporation hereby renounces any interest or expectancy in such corporate opportunity. In furtherance of the foregoing, the Corporation renounces any interest or expectancy in, or in being offered the opportunity to participate in, any corporate opportunity covered by, but not allocated to it pursuant to, this ARTICLE TENTH to the fullest extent permitted by the NRS.

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8. Confidential Information. The provisions of this ARTICLE TENTH shall in no way limit or eliminate a director’s, officer’s or stockholder’s duties, responsibilities and obligations with respect to any proprietary information of the Corporation, including the duty to not disclose or use such proprietary information improperly or to obtain therefrom an improper personal benefit. Except as otherwise set forth in this ARTICLE TENTH, this ARTICLE TENTH shall not limit or eliminate the fiduciary duties of any director or officer or otherwise be deemed to exculpate any director or officer from any breach of his fiduciary duties to the Corporation. For the avoidance of doubt, nothing contained in this Article TENTH amends or modifies, or will amend or modify, in any respect any written contractual arrangement between any stockholders of the Corporation or any of their respective Affiliates, on the one hand, and the Corporation and any of its Affiliates, on the other hand, or any applicable employment or non-competition agreement.

9. Amendment. Notwithstanding anything to the contrary contained in this Articles of Incorporation, this ARTICLE TENTH may only be amended (including by merger, consolidation or otherwise by operation of law) by the affirmative vote of the holders of at least 80% of the Voting Stock. Neither the termination, alteration, amendment or repeal (including by merger, consolidation or otherwise by operation of law) of this ARTICLE TENTH nor the adoption of any provision of this Articles of Incorporation inconsistent with this ARTICLE TENTH shall eliminate or reduce the effect of this ARTICLE TENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this ARTICLE TENTH, would accrue or arise, prior to such termination, alteration, amendment, repeal or adoption.

ELEVENTH: Subject to applicable law and the terms herein, the Corporation reserves the right to repeal, alter, change or amend any provision contained in this Articles of Incorporation in the manner now or hereafter prescribed by statute and all rights conferred upon stockholders herein are granted subject to this reservation. No repeal, alteration or amendment of this Articles of Incorporation shall be made unless the same is first approved by the Board of Directors of the Corporation pursuant to a resolution adopted by the directors then in office in accordance with the By-laws and applicable law and thereafter approved by the stockholders as provided in the NRS.

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TWELFTH: The name and mailing address of the Corporation is as follows:

Solaris Power Cells, Inc.

3111 E. Tahquitz Way.

Palm Springs, California 92262

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this First Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer and as approved by the Board of Directors of the Corporation on May ___, 2016.

SOLARIS POWER CELLS, INC.

By:	/s/ Leonard Caprino
Name:	Leonard Caprino
Title:	Chief Executive Officer and Director

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